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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G/A


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 6)

                           FIRST BUSEY CORPORATION
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                            (Name of Issuer)
                             CLASS A COMMON STOCK
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                       (Title of Class of Securities)

                                  319383105
                            --------------------
                               (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)


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CUSIP NO. 319383105               13G/A             PAGE   2    OF   4    PAGES

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   BUBANK CO. AND URBAN & CO.
                   NOMINEE NAMES FOR FIRST BUSEY TRUST & INVESTMENT CO.
                   37-1205455
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
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                5  SOLE VOTING POWER

                   260,080
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         246,612
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           260,080
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   246,612
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   506,692
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.33%
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12 TYPE OF REPORTING PERSON*


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ITEM 1(a)          NAME OF ISSUER:
                        FIRST BUSEY CORPORATION

ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        P.O. BOX 123
                        URBANA, IL 61801

ITEM 2(a)          NAME OF PERSON FILING:
                        BUBANK CO. AND URBAN & CO.
                        (NOMINEE NAMES FOR FIRST BUSEY TRUST & INVESTMENT CO.)


ITEM 2(b)          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        P. O. BOX 69
                        URBANA, IL 61821


ITEM 2(c           CITIZENSHIP (INCORPORATION):
                        ILLINOIS

ITEM 2(d)          TITLE AND CLASS OF SECURITIES:
                        CLASS A COMMON STOCK

ITEM 2(e)          CUSIP NUMBER:
                        319383105

ITEM 3             STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
                        NOT APPLICABLE

ITEM 4             OWNERSHIP:
                   (a) AMOUNT BENEFICIALLY OWNED:
                        506,692
                   (b) PERCENT OF CLASS:
                        7.33%
                   (c  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                        (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                  260,080
                        (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                  246,612
                        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                              DISPOSITION OF:
                                  260,080
                        (iv) SHARED POWER TO DISPOSE OR TO DIRECT
                             THE DISPOSITION OF:
                                  246,612

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ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              NOT APPLICABLE

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
              NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              NOT APPLICABLE

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              NOT APPLICABLE

ITEM 9   NOTICE OF DISSOLUTION OF A GROUP:
              NOT APPLICABLE

ITEM 10  CERTIFICATION:
              NOT APPLICABLE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         2/13/97                     /s/ Glen C. Paine
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         Date                        Signature









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